EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEWTEK PRICES PUBLIC OFFERING OF 6 MILLION SHARES

New York, New York, June 29, 2004 — Newtek Business Services, Inc. (Nasdaq: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, today announced it has priced a public offering of 6,000,000 shares of common stock which is anticipated to raise gross proceeds of $21.6 million for the company. The price per share for the offering is $3.60.

The offering is being underwritten by Roth Capital Partners and Maxim Group LLC. The underwriters have also been granted an option to purchase up to an additional 900,000 shares to cover over-allotments, one half of which will be sold by the Company and the balance will be sold by certain selling shareholders. If the over allotment option is exercised, the additional shares will also be sold at $3.60 per share and will result in additional gross proceeds to Newtek of up to $1,620,000.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small to medium-sized business market. Newtek’s core brands include:

•	Newtek Small Business Finance: small business and U.S. government-guaranteed lending services;

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;

•	Newtek Financial Information Systems: outsourced bookkeeping & controller services;

•	Newtek Tax Services: tax filing, preparation and advisory services; and

•	Newtek IT Services: complete information technology solutions.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward–looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ previously filed registration statements.

Contacts:

Newtek Business Services Barry Sloane Chairman of the Board & CEO 212-356-9500 bsloane@newtekbusinessservices.com	Dave Gentry Aurelius Consulting Group 407-644-4256 aurelius@cfl.rr.com